Exhibit 10.1

      LETTER AGREEMENT CONCERNING EMPLOYMENT, TERMINATION OF EMPLOYMENT AND
                   RELATED AFFILIATION WITH STEPHEN L. BROWN.

                                            February 1, 2001

Mr. Stephen L. Brown

Dear Mr. Brown:

      This letter will confirm the agreement that has been reached between you and John Hancock Financial Services, Inc. and all of its subsidiary and affiliated entities (collectively, "John Hancock" or the "Company") concerning your employment at the Company and the termination of such employment and all related affiliations.

      1. Your last day of active employment with John Hancock will be May 14, 2001, as of which date you will voluntarily resign and retire from your position as Chairman of the Company and from all related officerships and directorships in connection therewith.

      2. During the period from the effective date of this Agreement until May 14, 2001, you shall remain employed by John Hancock as the Company's Chairman.

      3. Following the effective date of this Agreement, in addition to the obligations set forth in Paragraph 4 hereof, and in consideration of your commitments as set forth herein, the Company agrees to provide you with the following compensation and benefits:

            (a) Through May 31, 2001, the Company will continue to compensate you at the rate of your current weekly base salary ($19,230.77 per week), less legally required deductions for FICA, FUTA, taxes and the like, and will likewise continue to provide you with all of the regular employee benefits afforded to similarly situated executives of the Company.

            (b) On or around February 5, 2001, you will receive a cash bonus under the Incentive Compensation Plan for Employees of John Hancock Financial Services, Inc., as amended and restated from time to time by the Company for participants generally, based on the Company's economic performance in Calendar Year 2000, said bonus (which will be no less than $1,910,000.00, less legally required deductions for FICA, FUTA, taxes and the like) to be paid to you in the ordinary course and in accordance with the regular compensation practices of the Company as the same have been applied to you.

            (c) You will receive all payouts in each of the years 2001, 2002 and 2003, respectively, under John Hancock's Long-Term Incentive Plan for Senior Executives, in accordance with and subject to the terms of such Plan, as amended and restated from time to time by the Company for participants generally. The Long-Term Incentive Plan for Senior Executives will be amended prior to your retirement to accomplish this result. It

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Mr. Stephen L. Brown                   -2-                      February 1, 2001


      is agreed and understood that there shall be no other amendments to this Plan that diminish or impair your economic rights thereunder.

            (d) On or around February 5, 2001, you will be granted options to purchase 1,000,000 shares of John Hancock Financial Services, Inc. common stock, in accordance with and subject to the terms of the John Hancock Financial Services, Inc. 1999 Long-Term Stock Incentive Plan, and the standard stock option agreements applicable generally to Plan participants in connection therewith, each as amended and restated from time to time by the Company for participants generally. These stock options shall become fully vested and thus immediately exercisable upon your retirement from John Hancock on May 14, 2001. Provided, however, and notwithstanding any contrary provisions of the referenced agreements, the stock options granted to you pursuant to this Paragraph 3(d) shall remain fully exercisable for a term of five years following the effective date of the grant thereof.

            (e) During the first quarter of 2001, you will be eligible to receive a matching grant of restricted stock from John Hancock in accordance with and subject to the terms of both the Incentive Compensation Plan for Employees of John Hancock Financial Services, Inc., as amended and restated from time to time by the Company for participants generally, and the Company's Long-Term Incentive Plan for Senior Executives, as amended and restated from time to time by the Company for participants generally.

      4. Following the effective date of your retirement and resignation from John Hancock on May 14, 2001, during and through the end of Calendar Year 2002, and in consideration of your commitments as set forth herein, the Company agrees to provide you with the following separation compensation and benefits:

            (a) Although you will not continue to earn any regular base salary during Calendar Year 2002, you will be eligible to receive a cash bonus equal to your "pool" amount for Calendar Year 2001 under the Incentive Compensation Plan for Employees of John Hancock Financial Services, Inc., as amended and restated from time to time by the Company for participants generally, based on the Company's economic performance in Calendar Year 2001, said bonus to be paid to you when similarly situated executives of the Company receive the same in the ordinary course of their employment.

            (b) You will receive an Incentive Compensation Plan-equivalent cash bonus for Calendar Year 2002 in the gross amount of $1,000,000.00, said amount to be paid to you in a single lump sum, less legally required deductions for FICA, FUTA, taxes and the like, which sum shall be payable to you coincident with the Incentive Compensation Plan bonus paid to you pursuant to Paragraph 4(a) hereof. If you provide written notice to the Company's Vice President of Compensation prior to December 31, 2001 that you wish to do so, you may defer all or part of the cash bonus described in this paragraph for a period of time not to exceed three years from the effective date of this Agreement. Any amount so deferred shall be credited with interest determined on the same basis as for deferred amounts under the Incentive Compensation Plan for Employees of John Hancock Financial Services, Inc., as amended and restated from time to time by the Company for participants generally.

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Mr. Stephen L. Brown                   -3-                      February 1, 2001


            (c) You will be eligible to apply up to 50% of the bonus compensation paid to you in Calendar Year 2002 under Paragraphs 3(c), 4(a) and 4(b) hereof to purchase on a commission-free basis shares of John Hancock common stock. The Company will provide you with a matching grant of restricted stock in an amount equal to 50% of any shares so purchased under the John Hancock Financial Services, Inc. 1999 Long-Term Stock Incentive Plan, in accordance with the provisions set forth in the Incentive Compensation Plan for Employees of John Hancock Financial Services, Inc. and the Company's Long-Term Incentive Plan for Senior Executives as such plans are amended and restated from time to time by the Company for participants generally.

      5. Health insurance benefits for you, and for your spouse as a dependent, under the John Hancock Financial Services, Inc. Employee Welfare Plan will continue without interruption following the effective date of this Agreement, with the Company providing such primary coverage until you reach age 65. When you reach age 65, Medicare shall substitute as your primary provider of health insurance coverage, and all benefits under the Company's Employee Welfare Plan shall become secondary thereto. Your insurance coverage under the Company's Employee Welfare Plan shall at all times remain subject to the required retiree contribution levels customary for retirees with your years of service, and shall in all respects be in accordance with and subject to the terms of such Plan as amended and restated from time to time by the Company for participants generally.

      6. Following your May 14, 2001 retirement and resignation from John Hancock, and effective June 1, 2001, you shall begin receiving due retirement benefits under the terms of both the qualified John Hancock Financial Services, Inc. Pension Plan and the Non-qualified Pension Plan for Home Office and Field Employees, in each case in accordance with and subject to the terms of such Plans as the same may be amended and restated from time to time by the Company for participants generally.

      7. Commencing on May 15, 2001, you shall participate in all other benefit plans and arrangements, in addition to retirement and medical benefits, but with the exception of the John Hancock Financial Services, Inc. Senior Officer Severance Pay Plan, as may be generally available to retired members of the John Hancock Policy Committee, in accordance with and subject to the terms of such plans and arrangements as the same may be amended and restated from time to time by the Company for Policy Committee members generally.

      8. Commencing on May 15, 2001, John Hancock will engage you to provide consulting services to the Company as an independent contractor, which services shall consist of providing such counsel and assistance to the CEO (to whom you will report) and the Policy Committee as may reasonably be requested from time to time. Under this consulting agreement, which shall continue for a term of two years (or such other period as may be mutually agreed upon), you agree to provide up to 200 hours per year in services (including in that total travel time for services that you are asked to perform outside of Massachusetts, and including any study or preparation time), and will receive annualized compensation in an amount equal to $200,000.00,

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Mr. Stephen L. Brown                   -4-                      February 1, 2001


together with reasonable expense reimbursement for travel, lodging, meals and the like. In this capacity, however, you will be eligible to receive no John Hancock employee benefits other than those expressly provided for hereunder or otherwise due you as a retiree of the Company.

      9. Following the effective date of your retirement and resignation from John Hancock on May 14, 2001, and for the duration of your life or until such earlier time as may be mutually agreed upon, you will have access to the following perquisites customarily available to retired Chief Executive Officers of the Company:

      o An office comparable in size and location to those of previously retired CEOs or, in the alternative, an office located outside of the John Hancock complex for which the Company will reimburse you quarterly in an amount equal to (i) the fair rental value of the office space you would otherwise have received in the John Hancock Tower pursuant to this Agreement; and (ii) the actual cost, including payroll taxes, insurance and benefits, incurred by you (up to $50,000 per year) of a secretary retained by you, provided that John Hancock shall not be the employer of, nor have any relationship with, nor have any obligations to or with respect to, such secretary other than the reimbursement described herein.

      o A full-time secretary, who will retain her current job grade and compensation and benefits eligibility, who would be available for service to others in your absence (provided, however, such secretary will not be afforded in the event you elect not to maintain an office in the John Hancock complex);

      o Appropriate office furnishings, supplies, periodical subscriptions and the like;

      o Appropriate computer and accessory equipment, black and white and color printers, telephone, cellular telephone, photocopier, and fax machine, all maintained to preserve currency and compatibility with those of other John Hancock users;

      o Access to a first floor/VIP section parking space in the John Hancock garage;

      o Reasonable access to John Hancock's Security Department for driving assignments;

      o Reasonable access to John Hancock's Catering/Food Services for breakfasts and luncheons in the office;

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Mr. Stephen L. Brown                   -5-                      February 1, 2001


      o Reasonable access to John Hancock's Corporate Travel Services and Meeting Management for help in arranging trips;

      o Renewal of annual memberships in the Algonquin Club and Commercial Club; and

      o Reasonable access to sports tickets over which the Company has control, at your cost.

In the event that any of the perquisites described above result in the imputation of income and the imposition of a state or federal income tax, John Hancock shall pay to you, upon presentation of reasonable documentation, an amount sufficient to prevent there being an out-of-pocket cost to you associated with such tax.

      10. It is agreed and understood that this Agreement will inure to the benefit of and be binding upon the parties' successors and assigns.

      11. You agree to continue to maintain the strict confidentiality of all trade secrets, proprietary and confidential business information belonging to John Hancock. For purposes of this Agreement, all information concerning the business of the Company shall be considered confidential unless (a) such information is publicly available prior to the date of this Agreement, or (b) such information becomes publicly available by reason of acts not attributable to your breach of this Agreement.

      12. You agree that you will not disparage John Hancock or any of its affiliates, employees, directors or agents in communications with third parties. John Hancock, in turn, agrees that neither its Board of Directors nor members of its senior management team will disparage you in communications with third parties. John Hancock further agrees that it will provide you with a reasonable advance review of any internal or external written communications announcing your planned retirement.

      13. You agree to cooperate with John Hancock with respect to matters arising during or related to your employment, including but not limited to cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement. As part of the cooperation agreed to herein, you shall provide complete and truthful information to the Company and its attorneys with respect to any matter arising during or related to your employment. Specifically, you shall make yourself available to meet with Company personnel and the Company's attorneys, and shall provide to the Company and its attorneys any and all documentary or other physical evidence pertinent to any such matter; and, at the Company's request and upon reasonable notice, you shall travel to such places as the Company may specify (for which the Company will reimburse you for your reasonable travel and lodging expenses) and provide such complete and truthful information and evidence to parties whom the Company may specify. Further, upon the oral request of the Company or its attorneys, you shall testify, truthfully and accurately, to any such matter in any civil case to which the Company is a party or in connection with any investigation or regulatory or other proceeding relating to the Company or its activities. Finally,

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Mr. Stephen L. Brown                   -6-                      February 1, 2001


you shall promptly notify the Company's General Counsel, within three business days, of your receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to your employment or directorship at the Company.

      14. In consideration of the benefits to be provided you hereunder, which benefits you acknowledge are not otherwise due, you hereby release, waive and forever discharge John Hancock and all those persons, employees, directors, agents and entities affiliated with it from and against any and all claims, rights and causes of action now existing, both known and unknown, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, breach of fiduciary duty or claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L.
c. 149, ss.148, or any other local, state, or federal law, regulation or other requirement or any other claim relating to or arising out of your employment and/or directorship with John Hancock and/or your ownership of Company stock. You hereby covenant that you will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against the Company, and that you will execute and not revoke another such release in favor of John Hancock in the form appended hereto and marked "A" coincident with the effective date of your resignation. It is agreed and understood that the foregoing general release does not waive any of the following rights: (1) to the pay or benefits to be provided to you as set forth herein; (2) to enforce the terms of this Agreement; (3) to exercise vested stock options in accordance with the terms of applicable plans; (4) to access any currently vested benefits in any John Hancock retirement plan; (5) to raise counterclaims related to claims that John Hancock has not waived pursuant to this Agreement; and (6) to avail yourself of any rights to insurance or indemnification you may have under John Hancock's by-laws or applicable insurance policies.

      15. In exchange for the commitments set forth herein, John Hancock voluntarily and forever discharges you from any and all causes of action, rights or claims now existing, both known and unknown, which the Company may have against you, except for: (a) claims related to the Company's right to enforce the terms of this Agreement; (b) claims arising from any criminal or fraudulent conduct on your part that is reasonably determined by the Company to be contrary to its interests; (c) claims arising from your violation of state or federal securities laws or regulations; (d) claims arising after the effective date of this Agreement; (e) counterclaims related to claims that you have not waived pursuant to this Agreement; and (f) claims which John Hancock may not release pursuant to its by-laws or applicable laws and regulations.

      16. Except as otherwise required by law, you and John Hancock shall maintain the terms of this Agreement in confidence, disclosing the same to no third parties (other than your spouse and our respective legal and financial advisers or as otherwise consistent with the legitimate business needs of the Company) without the express written consent of the other.

      17. John Hancock agrees to reimburse you for reasonable attorney's fees and expenses incurred in connection with the negotiation of this Agreement.

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Mr. Stephen L. Brown                   -7-                      February 1, 2001


      18. The performance by John Hancock of its commitments hereunder shall be expressly conditioned on your performance of all of your obligations, including without limitation those set forth in Paragraphs 11, 12, 13 and 14 (each of which shall be deemed a material term of this Agreement), set forth herein. Similarly, your performance of your commitments hereunder shall be expressly conditioned upon the Company's fulfillment of its obligations set forth herein. Either party may suspend or terminate its performance hereunder in the event the other commits a material breach hereof.

      19. You shall be entitled (a) to such rights to indemnification as shall exist in the Company's articles and/or bylaws and related Board votes, as amended from time to time, and (b) to coverage under the Company's directors' and officers' insurance policy and other applicable liability policies, for causes relating to all actions occurring prior to May 14, 2001, to the extent set forth in such documents, but in no event greater than the extent to which such coverage or rights have been or are extended to other officers of the Company or its subsidiaries or their affiliates. In addition, John Hancock will indemnify you and hold you harmless in connection with any liabilities associated with your consulting services under Paragraph 8 hereof.

      20. It is expressly understood that this Agreement does not constitute, and shall not be construed as constituting, an admission on the part of John Hancock that it has behaved unlawfully or improperly with respect to you, or as an admission on your part that you have behaved unlawfully or improperly with respect to the Company. This Agreement may only be amended or modified by a writing signed by parties duly authorized to do so.

      21. In the event of any dispute arising out of or relating to this Agreement or the breach thereof, the parties shall use their best efforts to settle the dispute by direct negotiations.

            (a) If the dispute is not settled promptly through negotiation, the parties shall submit the dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association. The parties shall each pay their own attorney's fees associated with the mediation, but shall share equally the mediation fees.

            (b) Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be decided in binding arbitration by a sole arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the Award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of a conflict between such Rules and the terms of this Agreement, this Agreement shall govern.

            (c) The arbitrator shall be a Massachusetts lawyer with experience in executive compensation matters, and shall be a current equity partner or equity owner of a law firm of at least 50 lawyers. The arbitrator shall determine the arbitrability of the dispute if it is in controversy. The arbitrator may consider and rule on any dispositive- motions submitted by the parties.

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Mr. Stephen L. Brown                   -8-                      February 1, 2001


            (d) Except for any stenographer and the arbitrator, attendance at the arbitration shall be limited to the parties and their counsel and witnesses. Except as necessary for purposes of an action to enforce, modify, or vacate the arbitration award, and except to the extent that disclosure is required by law, all documents and other information submitted to the arbitrator, including any transcript of the proceedings, shall be confidential and shall not be disclosed to anyone other than the parties and their counsel and financial advisors.

            (e) The arbitration shall be held in Boston, Massachusetts, shall commence no later than 90 days after service of the demand, and shall proceed from day to day until concluded. The arbitrator shall issue an award in writing no later than 30 days after the conclusion of the arbitration hearing.

            (f) The parties shall rely solely on the procedures set forth herein to resolve any dispute. If any party to this Agreement files an action in court (other than an action to compel arbitration or to vacate, modify, or enforce the arbitral award) in violation of this Agreement, that party shall indemnify the other party for its reasonable attorney's fees and costs incurred as a result of such violation. The prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred in connection with the enforcement of the award if the award is not paid within sixty days of issuance, or if the non-prevailing party in the arbitration unsuccessfully challenges the award in any court. Each party shall bear its own expenses (except as expressly provided above) in connection with the arbitration, but the AAA arbitration fees and the arbitrator's fee shall be paid by the non-prevailing party.

      22. This Agreement constitutes the entire agreement between you and John Hancock, and supersedes any other contracts or commitments with respect to your employment and/or service on the Company's Board of Directors, and/or the termination thereof, except to the extent expressly provided for herein.

      23. All notices and other communications hereunder shall be in writing and shall be deemed to have been given three days after having been mailed by first-class, registered or certified mail, or twelve hours after having been delivered or sent by facsimile, to the following addresses or to such other addresses as the parties shall have furnished to each other in writing.

      Stephen L. Brown
      P.O. Box 47
      Boston, MA 02117

      John Hancock Financial Services, Inc.

      Attn: Wayne Budd, Executive Vice President & General Counsel John Hancock Place
             P. O. Box 111
             Boston, MA  02117

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Mr. Stephen L. Brown                   -9-                      February 1, 2001


      24. In order to be certain that this Agreement will resolve any and all concerns that you might have, John Hancock requests that you carefully consider its terms, including the general release of claims set forth above. For a period of seven days following your execution of this Agreement, you may revoke your acceptance hereof as to the release of claims under the Age Discrimination in Employment Act, and this Agreement shall not become effective or enforceable as to the release of such claims until after that seven-day revocation period has expired.

      25. In signing this Agreement, you acknowledge that you understand its provisions; that your agreement is knowing and voluntary; that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney of your choosing; and that you have been advised to seek counsel from an attorney and have in fact done so.

      26. The parties' substantive and procedural rights with respect to this Agreement shall be governed by the law of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

      27. This Agreement is subject to and in all respects conditioned upon the approval of the John Hancock Board of Directors, and shall not become effective or enforceable until such Board approval is secured.

      28. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

      If the foregoing accurately recites the terms of your agreement with John Hancock, kindly execute this Agreement in the space provided below and return the original to me at your convenience.

                                            Very truly yours,



                                            David F. D'Alessandro
                                            Chief Executive Officer


ACCEPTED AND AGREED TO:


--------------------------------
Stephen L. Brown
Dated:

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                                       "A"

                                RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation from employment and membership on the Board of Directors and related affiliations, as set forth in the Agreement between me and John Hancock Financial Services, Inc. and all of its subsidiaries and affiliates (the "Company"), dated as of February 1, 2001 (the "Agreement") I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby forever release, waive and discharge any and all causes of action or claims against the Company, its parent, subsidiary and affiliated organizations and the respective past, present and future directors, officers, agents, employees, successors and assigns of such organizations, that I have had, now have or may have in any way related to or arising out of my employment or other affiliations with John Hancock, including claims pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, and Mass. G.L. c. 151B, all as they may have been amended.

      In signing this Release of Claims, I acknowledge that I have had a full and reasonable opportunity of at least twenty-one (21) days to consider the terms of this Release of Claims, that I was encouraged by John Hancock to consult with an attorney prior to signing this Release of Claims, and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

      I understand that I may revoke this Release of Claims as to rights and claims under the Age Discrimination in Employment Act (ADEA) at any time within seven (7) days of the date of my signing by written notice to the Company, and that this Release of Claims as to rights and claims under the ADEA will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. As to all other claims, this Release of Claims shall be effective upon execution.

      Intending to be legally bound, I have set my hand and seal on the date written below.


                                  Signature:     ______________________________
                                                 Stephen L. Brown


                                        Dated:   ______________________________